Exhibit 10.31

CNO BOARD OF DIRECTORS
DEFERRED COMPENSATION PLAN
(Effective January 1, 2017)

Table of Contents
ARTICLE I DEFINITIONS        1
1.1    “Account” or “Accounts”    1
1.2    “Beneficiary” or “Beneficiaries”    1
1.3    “Board”    1
1.4    “Code”    1
1.5    “Committee”    1
1.6    “Compensation”    1
1.7    “Crediting Rate”    1
1.8    “Director”    1
1.9    “Director’s Fees”    1
1.10    “Distributable Amount”    1
1.11    “ERISA”    2
1.12    “Financial Hardship”    2
1.13    “Fund” or “Funds”    2
1.14    “Interest Rate”    2
1.15    “Participant”    2
1.16    “Participant Election(s)”    2
1.17    “Payment Date”    2
1.18    “Plan Year”    3
1.19    “Restricted Stock Units”    3
1.20    “Scheduled Distribution”    3
1.21    “Separation from Service”    3
1.22    “Stock”    3
1.23    “Trust”    3
ARTICLE II PARTICIPATION    3
2.1    Eligibility    3
2.2    Commencement of Participation    3
ARTICLE III CONTRIBUTIONS & DEFERRAL ELECTIONS    4
3.1    Elections to Defer Compensation    4
3.2    Timing of Deferral Elections; Effect of Participant Election(s)    4
(a)    General Timing Rule for Deferral Elections    4
(b)    Timing of Deferral Elections for New Plan Participants    4
(c)    Timing Rule for Deferral of Compensation Subject to
Risk of Forfeiture    5
(d)    Separate Deferral Elections for Each Plan Year    5
3.3    Deemed Investments; Elections    5
(a)    Participant Designation for Deferrals of Director’s Fees    5
(b)    Investment Funds    6
(c)    Company Stock Unit Fund for Deferrals of Restricted Stock
Units    6
3.4    Distribution Elections    7
(a)    Initial Election    7
(b)    Modification of Election    7

ii

ARTICLE IV ACCOUNTS    7
4.1    Participant Accounts    7
4.2    Trust    8
4.3    Statement of Accounts    8
ARTICLE V VESTING    8
ARTICLE VI DISTRIBUTIONS    8
6.1    Separation Distributions    8
6.2    Death Benefits    8
6.3    Scheduled Distributions    9
(a)    Scheduled Distribution Election    9
(b)    Relationship to Other Benefits    9
ARTICLE VII PAYEE DESIGNATIONS AND LIMITATIONS    9
7.1    Beneficiaries    9
(a)    Beneficiary Designation    9
(b)    Absence of Valid Designation    9
7.2    Payments to Minors    10
7.3    Payments on Behalf of Persons Under Incapacity    10
ARTICLE VIII ADMINISTRATION    10
8.1    Committee    10
8.2    Claims Procedure    10
ARTICLE IX TRUST    11
9.1    Establishment of the Trust    11
9.2    Interrelationship of the Plan and the Trust    11
9.3    Distributions From the Trust    11
ARTICLE X MISCELLANEOUS    11
10.1    Termination of Plan    11
10.2    Amendment    12
10.3    Unsecured General Creditor    12
10.4    Restriction Against Assignment    12
10.5    Withholding    12
10.6    Code Section 409A    12
10.7    Effect of Payment    12
10.8    Errors in Account Statements, Deferrals or Distributions    12
10.9    Domestic Relations Orders    13
10.10    Employment Not Guaranteed    13
10.11    No Guarantee of Tax Consequences    13
10.12    Successors of the Company    13
10.13    Notice    13
10.14    Headings    13
10.15    Gender, Singular and Plural    13
10.16    Governing Law    13
10.17    Entire Agreement    14
10.18    Binding Arbitration    14

iii

CNO FINANCIAL GROUP, INC.
CNO BOARD OF DIRECTORS DEFERRED COMPENSATION PLAN
CNO Financial Group, Inc., a Delaware corporation (the “Company”), hereby establishes the CNO Board of Directors Deferred Compensation Plan (the “Plan”), effective January 1, 2017 (the “Effective Date”), for the purpose of attracting and retaining high quality non-employee members of the board of directors by providing an opportunity to defer receipt of certain compensation provided by the Company. The Plan is intended to, and shall be interpreted to, comply in all respects with Code Section 409A and is intended to be exempt from the requirements of ERISA.
ARTICLE I
DEFINITIONS

1.1“Account” or “Accounts” shall mean the bookkeeping account or accounts established under this Plan for each Participant pursuant to Article IV.

1.2“Beneficiary” or “Beneficiaries” shall mean the person, persons or entity designated as such pursuant to Section 7.1.

1.3“Board” shall mean the board of directors of the Company.

1.4“Code” shall mean the Internal Revenue Code of 1986, as amended, as interpreted by Treasury regulations and applicable authorities promulgated thereunder.

1.5“Committee” shall mean the person or persons appointed by the Board to administer the Plan in accordance with Article VIII.

1.6“Compensation” shall mean all amounts eligible for deferral for a particular Plan Year under Section 3.1.

1.7“Crediting Rate” shall mean the notional gains and losses credited on the Participant’s Account balance that are based on the Participant’s choice among the investment alternatives made available by the Committee pursuant to Section 3.3.

1.8“Director” shall mean a non-employee member of the Board.

1.9“Director’s Fees” shall mean compensation for services as a member of the Board, excluding equity awards, reimbursement of expenses or other nonregular forms of compensation, before reductions for contributions to or deferrals under any deferred compensation plan sponsored by the Company.

1.10“Distributable Amount” shall mean the vested balance in the Participant’s Account as determined under Article IV.

1.11“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, including Department of Labor and Treasury regulations and applicable authorities promulgated thereunder.

1.12“Financial Hardship” shall mean a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Code Section 152, without regard to Code Section 152(b)(1), (b)(2), and (d)(1)(B))) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, but shall in all events correspond to the meaning of the term “unforeseeable emergency” under Code Section 409A and the regulations issued thereunder.

1.13“Fund” or “Funds” shall mean one or more of the investments selected by the Committee pursuant to Section 3.3.

1.14“Interest Rate” shall mean, for each Fund, the rate of return derived from the net gain or loss on the assets of such Fund, as determined by the Committee.

1.15“Participant” shall mean any Director who becomes a participant in this Plan in accordance with Article II.

1.16“Participant Election(s)” shall mean the forms or procedures by which a Participant makes elections with respect to (a) voluntary deferrals of his/her Compensation, (b) the Funds, which shall act as the basis for crediting of interest on Account balances, and (c) the form and timing of distributions from Accounts. Participant Elections may take the form of an electronic communication followed by appropriate confirmation according to specifications established by the Committee.

1.17“Payment Date” shall mean the date by which a total distribution of the Distributable Amount shall be made or the date by which installment payments of the Distributable Amount shall commence.

(a)    For benefits triggered by the Participant’s Separation from Service or the death of a Participant, the Payment Date shall be the first business day of the month commencing after the month in which the event triggering the payout occurs, and the applicable amount shall be calculated as of the last business day of the month in which the event triggering the payout occurs. Subsequent installments, if any, shall be calculated as of the last business day of each December, and shall be made in January of each Plan Year following the Plan Year in which the initial installment payment was payable. In the case of death, the Committee shall be provided with documentation reasonably necessary to establish the fact of the Participant’s death; and
(b)    The Payment Date of a Scheduled Distribution shall be the first business day of January of the Plan Year in which the distribution is scheduled to commence, and the applicable Distributable Amount shall be calculated as of the last business day of the preceding December. Subsequent installments, if any, shall be calculated as of the last business day of December of each succeeding Plan Year after the initial calculation, and shall be made in January of each Plan Year following the Plan Year in which the initial installment payment was payable.

Notwithstanding the foregoing, the Payment Date shall not be before the earliest date on which benefits may be distributed under Code Section 409A without violation of the provisions thereof, as reasonably determined by the Committee.
1.18“Plan Year” shall mean the calendar year.

1.19“Restricted Stock Units” shall mean rights to receive shares of Stock or cash selected by the Committee in its sole discretion and awarded to the Participant under a director compensation program, and the deferred amount shall be calculated using the closing price of Stock at the end of the business day closest to the date such Restricted Stock Unit would otherwise vest, but for the election to defer. The portion of any Restricted Stock Unit deferred shall, at the time the Restricted Stock Unit would otherwise vest under the terms of the applicable director compensation program, but for the election to defer, be reflected on the books of the Company as an unfunded, unsecured promise to deliver to the Participant a specific number of actual shares of Stock or the cash equivalent of the actual shares of Stock in the future.

1.20“Scheduled Distribution” shall mean a scheduled distribution date elected by the Participant for distribution of amounts from his or her Account, including notional earnings thereon, as provided under Section 6.3.

1.21“Separation from Service” shall mean a termination of services provided by a Participant to the Company, whether voluntarily or involuntarily, other than by reason of death, as determined by the Committee in accordance with Treas. Reg. §1.409A-1(h).

1.22“Stock” shall mean the Company’s common stock, $0.01 par value per share, or any other equity securities of the Company designated by the Committee.

1.23“Trust” shall mean a trust which is established pursuant to Article IX.

ARTICLE II
PARTICIPATION

2.1Eligibility. Each Director of the Company shall be eligible to participate in the Plan. As a condition to participation, each Director shall complete, execute and return to the Committee the appropriate Participant Elections, as well as such other documentation and information as the Committee reasonably requests, by the deadline(s) established by the Committee. In addition, the Committee shall establish from time to time such other enrollment requirements as it determines, in its sole discretion, are necessary.

2.2Commencement of Participation. Each Director shall commence participation in the Plan on the date that the Committee determines that the Director has met all enrollment requirements set forth in this Plan and required by the Committee, including returning all required documents to the Committee within the specified time period. If a Director fails to meet all requirements established by the Committee within the period required, that Director shall not be eligible to participate in the Plan during such Plan Year.

ARTICLE III
CONTRIBUTIONS & DEFERRAL ELECTIONS

3.1Elections to Defer Compensation. Elections to defer Compensation shall take the form of a whole percentage of up to a maximum of 100% of Director’s Fees and 100% of Restricted Stock Units and a minimum of 10% of Restricted Stock Units.

The Committee may, in its sole discretion, adjust for subsequent Plan Years on a prospective basis the maximum and minimum deferral percentages described in this Section for one or more types of Compensation and for one or more subsequent Plan Years; such revised deferral percentages shall be indicated on a Participant Election form approved by the Committee. Notwithstanding the foregoing, in no event shall the maximum or minimum deferral percentages be adjusted after the last date on which deferral elections for the applicable type(s) of Compensation must be submitted and become irrevocable in accordance with Section 3.2 and the requirements of Code Section 409A.
The Committee may determine that one or more types of Compensation shall not be made available for deferral for one or more subsequent Plan Years and, consistent with such determination, the impacted types of Compensation shall not appear on a Participant Election form.
3.2Timing of Deferral Elections; Effect of Participant Election(s).

(a)General Timing Rule for Deferral Elections. Except as otherwise provided in this Section 3.2, in order for a Participant to make a valid election to defer Director’s Fees, the Participant must submit Participant Elections on or before the deadline established by the Committee, which shall be no later than the December 31st preceding the Plan Year in which such Director’s Fees will be earned. In the case of deferrals of Restricted Stock Units, except where otherwise permitted in accordance with this Section 3.2 and Code Section 409A, the Participant must submit such Participant Election on or before the deadline established by the Committee, which shall be no later than the December 31st preceding the Plan Year in which such Restricted Stock Units may be initially granted to the Participant under the terms of the applicable director compensation program. Any deferral election made in accordance with this Section 3.2(a) shall be irrevocable.

(b)Timing of Deferral Elections for New Plan Participants. A Director who first becomes appointed or elected to the Board, and therefore initially eligible to participate in the Plan on or after the beginning of a Plan Year, as determined in accordance with Treas. Reg. §1.409A-2(a)(7)(ii) and the “plan aggregation” rules provided in Treas. Reg. §1.409A-1(c)(2), may be permitted to make an election to defer the portion of Compensation attributable to services to be performed after such election, provided that the Participant submits Participant Elections on or before the deadline established by the Committee, which in no event shall be later than 30 days after the Participant first becomes eligible to participate in the Plan.

If a deferral election made in accordance with this Section 3.2(b) relates to compensation earned based upon a specified performance period, the amount eligible for deferral shall be equal to (i) the total amount of compensation for the performance period, multiplied by (ii) a fraction, the numerator of which is the number of days remaining in the service period after the Participant’s deferral election is made, and the denominator of which is the total number of days in the performance period.
Any deferral election made in accordance with this Section 3.2(b) shall become irrevocable no later than the 30th day after the date the Participant first becomes eligible to participate in the Plan.
(c)Timing Rule for Deferral of Compensation Subject to Risk of Forfeiture. With respect to Compensation (i) to which a Participant has a legally binding right to payment in a subsequent year, and (ii) that is subject to a forfeiture condition requiring the Participant’s continued services for a period of at least 12 months from the date the Participant obtains the legally binding right, the Committee may determine that an irrevocable deferral election for such compensation may be made by timely delivering Participant Elections to the Committee in accordance with its rules and procedures, no later than the 30th day after the Participant obtains the legally binding right to the compensation, provided that the election is made at least 12 months in advance of the earliest date at which the forfeiture condition could lapse, as determined in accordance with Treas. Reg. §1.409A-2(a)(5).

Any deferral election(s) made in accordance with this Section 3.2(c) shall become irrevocable no later than the 30th day after the Participant obtains the legally binding right to the compensation subject to such deferral election(s).
(d)Separate Deferral Elections for Each Plan Year. In order to defer Compensation for a Plan Year, a Participant must submit a separate deferral election with respect to Compensation for such Plan Year by affirmatively filing Participant Elections during the enrollment period established by the Committee prior to the beginning of such Plan Year (or at such other time contemplated under this Section 3.2), which election shall be effective on the first day of the next following Plan Year (unless otherwise specified on the Participant Election).

3.3Deemed Investments; Elections.

(a)Participant Designation for Deferrals of Director’s Fees. At the time of entering the Plan and/or of making a deferral election under the Plan, the Participant shall designate, on a Participant Election provided by the Committee, the Funds in which the Participant’s deferrals of Director’s Fees shall be deemed to be invested for purposes of determining the amount of earnings and losses to be credited to the Participant’s Account. The Participant may specify that all or any percentage of his or her Account reflecting deferrals of Director’s Fees shall be deemed to be invested, in whole percentage increments, in one or more of the Funds selected as alternative investments under the Plan from time to time by the Committee pursuant to Section 3.3(b). If a Participant fails to make an election among the Funds as described in this section, the portion of the Participant’s Account balance reflecting deferrals of Director’s Fees shall automatically be allocated into the lowest-risk Fund, as determined by the Committee in its sole discretion. A Participant may change any designation made under this Section as permitted by the Committee by filing a revised election, on a Participant Election provided by the Committee. Notwithstanding the foregoing, the Committee, in its sole discretion, may impose limitations on the frequency with which one or more of the Funds elected in accordance with this Section may be added or deleted by such Participant; furthermore, the Committee, in its sole discretion, may impose limitations on the frequency with which the Participant may change the portion of his or her Account balance allocated to each previously or newly elected Fund.

(b)Investment Funds. The Committee may select, in its sole and absolute discretion, each of the types of commercially available investments communicated to the Participant pursuant to Section 3.3(a) to be the Funds. The Interest Rate of each such commercially available investment shall be used to determine the amount of earnings or losses to be credited to the Participant’s Account reflecting deferrals of Director’s Fees under Article IV. The Participant’s choice among investments shall be solely for purposes of calculation of the Crediting Rate on Accounts. The Company shall have no obligation to set aside or invest amounts as directed by the Participant and, if the Company elects to invest amounts as directed by the Participant, the Participant shall have no more right to such investments than any other unsecured general creditor.
(c)Company Stock Unit Fund for Deferrals of Restricted Stock Units.

(1)A Participant’s Restricted Stock Unit deferrals will be automatically and irrevocably allocated to a Fund that tracks the performance of the Company’s Stock (the “Company Stock Unit Fund”). Participants may not select any other Fund to be used to determine the amounts to be credited or debited to their Restricted Stock Unit deferrals. Furthermore, no other portion of the Participant’s Account can be either initially allocated or re-allocated to the Company Stock Unit Fund. Amounts allocated to the Company Stock Unit Fund may be distributable in actual shares of Stock or cash, as determined by the Committee.

(2)A Participant shall not be entitled to any adjustment of his or her Account or any other benefit in the event of the declaration of any stock dividends, cash dividends or other non-cash dividends that would have been payable on the Stock credited to the Company Stock Unit Fund.

(3)The number of shares of Stock credited to the Participant’s Account may be adjusted by the Committee, in its sole discretion, to prevent dilution or enlargement of Participants’ rights with respect to the portion of his or her Account allocated to the Company Stock Unit Fund in the event of any reorganization, reclassification, stock split, or other unusual corporate transaction or event which affects the value of the Stock, provided that any such adjustment shall be made taking into account any crediting of shares of Stock to the Participant under this Section.

(4)For purposes of this Section, the fair market value of the Stock shall be, in the event the Stock is traded on a recognized securities exchange, an amount equal to the closing price of the Stock on such exchange on the date set for valuation or, if no sales of Stock were made on said exchange on that date, the closing price of the Stock on the next preceding day on which sales were made on such exchange; or, if the Stock is not so traded, the value determined, in its sole discretion, by the Committee in compliance with Code Section 409A.

3.4Distribution Elections.

(a)Initial Election. At the time of making a deferral election under the Plan, the Participant shall designate the time and form of distribution of deferrals made pursuant to such election (together with any earnings credited thereon) from among the alternatives specified under Article VI for the applicable distribution. Such distribution election(s) for a given Plan Year shall relate solely to that Plan Year. A new distribution election may be made at the time of subsequent deferral elections with respect to deferrals in Plan Years beginning after the election is made, in accordance with the Participant Election forms.

(b)Modification of Election. A distribution election with respect to previously deferred amounts may only be changed under the terms and conditions specified in Code Section 409A and this Section. Except as permitted under Code Section 409A, no acceleration of a distribution is permitted. A subsequent election that delays payment or changes the form of payment of amounts distributable as a Scheduled Distribution or upon Separation from Service shall be permitted if and only if all of the following requirements are met:

(1)the new election does not take effect until at least 12 months after the date on which the new election is made;

(2)the new election delays payment for at least five years from the date that payment would otherwise have been made, absent the new election; and

(3)in the case of amounts subject to a Scheduled Distribution, the new election is made not less than 12 months before the date on which payment would have been made (or, in the case of installment payments, the first installment payment would have been made) absent the new election.

For purposes of application of the above change limitations, installment payments shall be treated as a single payment under Code Section 409A. Election changes made pursuant to this Section shall be made in accordance with rules established by the Committee and shall comply with all requirements of Code Section 409A and applicable authorities.

ARTICLE IV
ACCOUNTS

4.1Participant Accounts. The Committee shall establish and maintain an Account for each Participant under the Plan. Each Participant’s Account shall be further divided into separate subaccounts, each of which corresponds to a Fund designated pursuant to Section 3.3 and, where applicable, the Company Stock Unit Fund (“Fund Subaccounts”). A Participant’s Account shall be credited as follows:

(a)    As soon as reasonably possible after amounts are withheld and deferred from a Participant’s Compensation, the Committee shall credit the Fund Subaccounts of the Participant’s Account with an amount equal to Compensation deferred by the Participant in accordance with the designation under Section 3.3 or, in the case of deferrals of Restricted Stock Units, the Company Stock Unit Fund; that is, the portion of the Participant’s deferred

Compensation designated to be deemed to be invested in a Fund shall be credited to the Fund Subaccount to be invested in that Fund;
(b)    Each business day, each Fund Subaccount of a Participant’s Account shall be credited with earnings or losses in an amount equal to that determined by multiplying the balance credited to such Fund Subaccount as of the prior day, less any distributions valued as of the end of the prior day, by the Interest Rate for the corresponding Fund as determined by the Committee; and
(c)    In the event that a Participant elects for a given Plan Year’s deferral of Compensation a Scheduled Distribution, all amounts attributed to the deferral of Compensation for such Plan Year shall be accounted for in a manner which allows separate accounting for the deferral of Compensation and investment gains and losses associated with amounts allocated to each such separate Scheduled Distribution.
4.2Trust. The Company shall be responsible for the payment of all benefits under the Plan. At its discretion, the Company may establish one or more grantor trusts for the purpose of providing for payment of benefits under the Plan. Such trust or trusts may be irrevocable, but the assets thereof shall be subject to the claims of the Company’s creditors. Benefits paid to the Participant from any such trust or trusts shall be considered paid by the Company for purposes of meeting the obligations of the Company under the Plan.

4.3Statement of Accounts. The Committee shall provide each Participant with electronic statements at least quarterly setting forth the Participant’s Account balance as of the end of each applicable period.

ARTICLE V
VESTING

The Participant shall be vested at all times in amounts credited to the Participant’s Account.
ARTICLE VI
DISTRIBUTIONS

6.1Separation Distributions. Except as otherwise provided herein, in the event of a Participant’s Separation from Service, the Distributable Amount credited to the Participant’s Account shall be paid to the Participant in a lump sum on the Payment Date following the Participant’s Separation from Service, unless the Participant has made an alternative benefit election on a timely basis to receive substantially equal annual installments over up to ten years. In accordance with a Participant Election approved by the Committee, for each Plan Year the Participant may elect a separate form of distribution applicable upon Separation from Service for the deferrals attributable to such Plan Year. A Participant may delay and/or change the form of a distribution applicable upon Separation from Service, provided such revised election complies with the requirements of Section 3.4.

6.2Death Benefits. Notwithstanding any provision in this Plan to the contrary, in the event that the Participant dies prior to complete distribution of his or her Account under the Plan, the Participant’s Beneficiary shall receive a death benefit equal to the Distributable Amount (or remaining Distributable Amount in the event installment payments have commenced) credited to the Participant’s Account in a lump sum on the Payment Date following the Participant’s death.

6.3Scheduled Distributions.

(a)Scheduled Distribution Election. Each Participant shall be entitled to elect to receive a Scheduled Distribution from his or her Account for each Plan Year. In the case of a Participant who has elected to receive a Scheduled Distribution, on the applicable Payment Date such Participant shall receive the Distributable Amount with respect to the applicable Plan Year’s deferrals, including earnings thereon, which have been elected by the Participant to be subject to such Scheduled Distribution election in accordance with Section 3.4. The Committee shall determine the earliest commencement date that may be elected by the Participant for each Scheduled Distribution and such date shall be indicated on the Participant Election. The Participant may elect to receive the Scheduled Distribution in a single lump sum or substantially equal annual installments over a period of up to five years, or in any combination of the two. A Participant may delay and/or change the form of a Scheduled Distribution, provided such revised election complies with the requirements of Section 3.4.

(b)Relationship to Other Benefits.

(1)A Scheduled Distribution election shall not be impacted by the occurrence of a Participant’s Separation from Service.

(2)Notwithstanding the foregoing, in the event of a Participant’s death prior to complete distribution of an amount subject to a Scheduled Distribution, the Distributable Amount of such Scheduled Distribution(s) (or remaining Distributable Amount where installment payments have commenced) shall be distributed in accordance with Section 6.2.

ARTICLE VII
PAYEE DESIGNATIONS AND LIMITATIONS

7.1Beneficiaries.

(a)Beneficiary Designation. The Participant shall have the right, at any time, to designate any person or persons as Beneficiary (both primary and contingent) to whom payment under the Plan shall be made in the event of the Participant’s death. If the Participant names someone other than his or her spouse as a Beneficiary, the Committee may, in its sole discretion, determine that spousal consent is required to be provided in a form designated by the Committee, executed by such Participant’s spouse and returned to the Committee. The Beneficiary designation shall be effective when it is submitted to and acknowledged by the Committee during the Participant’s lifetime in the format prescribed by the Committee.

(b)Absence of Valid Designation. If a Participant fails to designate a Beneficiary as provided in Section 7.1(a) or, if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant’s benefits, then the Participant’s designated Beneficiary shall be deemed to be his or her surviving spouse. If the Participant has no surviving spouse, the benefits remaining under the Plan to be paid to a Beneficiary shall be payable to the executor or personal representative of the Participant’s estate.

7.2Payments to Minors. In the event any amount is payable under the Plan to a minor, payment shall not be made to the minor, but instead such payment shall be made (a) to that person’s living parent(s) to act as custodian, (b) if that person’s parents are then divorced, and one parent is the sole custodial parent, to such custodial parent, to act as custodian, or (c) if no parent of that person is then living, to a custodian selected by the Committee to hold the funds for the minor under the Uniform Transfers or Gifts to Minors Act in effect in the jurisdiction in which the minor resides. If no parent is living and the Committee decides not to select another custodian to hold the funds for the minor, then payment shall be made to the duly appointed and currently acting guardian of the estate for the minor or, if no guardian of the estate for the minor is duly appointed and currently acting within 60 days after the date the amount becomes payable, payment shall be deposited with the court having jurisdiction over the estate of the minor.

7.3Payments on Behalf of Persons Under Incapacity. In the event that any amount becomes payable under the Plan to a person who, in the sole judgment of the Committee, is considered by reason of physical or mental condition to be unable to give a valid receipt therefore, the Committee may direct that such payment be made to any person found by the Committee, in its sole judgment, to have assumed the care of such person. Any payment made pursuant to such determination shall constitute a full release and discharge of any and all liability of the Committee and the Company under the Plan.

ARTICLE VIII
ADMINISTRATION

8.1Committee. The Plan shall be administered by a Committee appointed by the Board, which shall have the exclusive right and full discretion (a) to appoint agents to act on its behalf, (b) to select and establish Funds, (c) to interpret the Plan, (d) to decide any and all matters arising hereunder (including the right to remedy possible ambiguities, inconsistencies, or admissions), (e) to make, amend and rescind such rules as it deems necessary for the proper administration of the Plan and (f) to make all other determinations and resolve all questions of fact necessary or advisable for the administration of the Plan, including determinations regarding eligibility for benefits payable under the Plan. All interpretations of the Committee with respect to any matter hereunder shall be final, conclusive and binding on all persons affected thereby. No member of the Committee or agent thereof shall be liable for any determination, decision, or action made in good faith with respect to the Plan. The Company will indemnify and hold harmless the members of the Committee and its agents from and against any and all liabilities, costs, and expenses incurred by such persons as a result of any act, or omission, in connection with the performance of such persons’ duties, responsibilities, and obligations under the Plan, other than such liabilities, costs, and expenses as may result from the bad faith, willful misconduct, or criminal acts of such persons.

8.2Claims Procedure. Any Participant or Beneficiary may file a written claim for a Plan benefit with the Committee or with a person named by the Committee to receive claims under the Plan. In the event of a denial or limitation of any benefit or payment due to or requested by any Participant or Beneficiary (a “claimant”), the claimant shall be given a written notification containing specific reasons for the denial or limitation of his benefit. The written notification shall contain specific reference to the pertinent Plan provisions on which the denial or limitation of his benefit is based. No Participant or Beneficiary shall have the right to seek judicial review of a denial of benefits, or to bring any action in any court to enforce a claim for benefits prior to filing a claim for benefits or exhausting his rights to review under this Section 8.2.

ARTICLE IX
TRUST

9.1Establishment of the Trust. In order to provide assets from which to fulfill its obligations to the Participants and their Beneficiaries under the Plan, the Company may establish a so-called “rabbi” trust by a trust agreement with a third party, the trustee, to which the Company may, in its discretion, contribute cash or other property, including securities issued by the Company, to provide for the benefit payments under the Plan.

9.2Interrelationship of the Plan and the Trust. The provisions of the Plan shall govern the rights of a Participant to receive distributions pursuant to the Plan. The provisions of the Trust shall govern the rights of the Company, Participants and the Company’s creditors to the assets transferred to the Trust.

9.3Distributions From the Trust. The Company’s obligations under the Plan may be satisfied with Trust assets distributed pursuant to the terms of the Trust, and any such distribution shall reduce the Company’s obligations under this Plan.

ARTICLE X
MISCELLANEOUS

10.1Termination of Plan. Although the Company anticipates that it will continue the Plan for an indefinite period of time, there is no guarantee that the Company will continue the Plan or will not terminate the Plan at any time in the future. Accordingly, the Company reserves the right to terminate the Plan. In the event of a Plan termination, no new deferral elections shall be permitted for the affected Participants. However, after the Plan termination the Account balances of such Participants shall continue to be credited with deferrals attributable to any deferral election that was in effect prior to the Plan termination to the extent deemed necessary to comply with Code Section 409A and related Treasury Regulations, and additional amounts shall continue to be credited or debited to such Participants’ Account balances pursuant to Article IV. In addition, following a Plan termination, Participant Account balances shall remain in the Plan and shall not be distributed until such amounts become eligible for distribution in accordance with the other applicable provisions of the Plan. Notwithstanding the preceding sentence, to the extent permitted by Treas. Reg. §1.409A-3(j)(4)(ix) or as otherwise permitted under Code Section 409A, the Company may provide that upon termination of the Plan, all Account balances of the Participants shall be distributed, subject to and in accordance with any rules established by the Company deemed necessary to comply with the applicable requirements and limitations of Code Section 409A.

10.2Amendment. The Company may, at any time, amend or modify the Plan in whole or in part. Notwithstanding the foregoing, no amendment or modification shall be effective to decrease the value of a Participant’s vested Account balance in existence at the time the amendment or modification is made.

10.3Unsecured General Creditor. The benefits paid under the Plan shall be paid from the general assets of the Company, and the Participant and any Beneficiary or their heirs or successors shall be no more than unsecured general creditors of the Company with no special or prior right to any assets of the Company for payment of any obligations hereunder. It is the intention of the Company that this Plan be unfunded for purposes of the Code.

10.4Restriction Against Assignment. The Company shall pay all amounts payable hereunder only to the person or persons designated by the Plan and not to any other person or entity. No part of a Participant’s Account shall be liable for the debts, contracts, or engagements of any Participant, Beneficiary, or their successors in interest, nor shall a Participant’s Account be subject to execution by levy, attachment, or garnishment or by any other legal or equitable proceeding, nor shall any such person have any right to alienate, anticipate, sell, transfer, commute, pledge, encumber, or assign any benefits or payments hereunder in any manner whatsoever. No part of a Participant’s Account shall be subject to any right of offset against or reduction for any amount payable by the Participant or Beneficiary, whether to the Company or any other party, under any arrangement other than under the terms of this Plan.

10.5Withholding. The Participant shall make appropriate arrangements with the Company for satisfaction of any federal, state or local income tax withholding requirements, Social Security and other employee tax or other requirements that may be applicable to the granting, crediting, vesting or payment of benefits under the Plan. There shall be deducted from each payment made under the Plan or any other compensation payable to the Participant (or Beneficiary) all taxes, if any, that are required to be withheld by the Company in respect to such payment or this Plan. To the extent permissible under Code Section 409A, the Company shall have the right to reduce any payment (or other compensation) by the amount of cash sufficient to provide the amount of said taxes.

10.6Code Section 409A. The Company intends that the Plan comply with the requirements of Code Section 409A (and all applicable Treasury Regulations and other guidance issued thereunder) and shall be operated and interpreted consistent with that intent. Notwithstanding the foregoing, the Company makes no representation that the Plan complies with Code Section 409A.

10.7Effect of Payment. Any payment made in good faith to a Participant or the Participant’s Beneficiary shall, to the extent thereof, be in full satisfaction of all claims against the Committee, its members and the Company.

10.8Errors in Account Statements, Deferrals or Distributions. In the event an error is made in an Account statement, such error shall be corrected on the next statement following the date such error is discovered. If any portion of a Participant’s Account under this Plan is required to be included in income by the Participant prior to receipt due to a failure of this Plan to comply with the requirements of Code Section 409A, the Committee may determine that such

Participant shall receive a distribution from the Plan in an amount equal to the lesser of (a) the portion of his or her Account required to be included in income as a result of the failure of the Plan to comply with the requirements of Code Section 409A, or (b) the unpaid vested Account balance.

10.9Domestic Relations Orders. Notwithstanding any provision in this Plan to the contrary, in the event that the Committee receives a domestic relations order, as defined in Code Section 414(p)(1)(B), pursuant to which a court has determined that a spouse or former spouse of a Participant has an interest in the Participant’s benefits under the Plan, the Committee shall have the right to immediately distribute the spouse’s or former spouse’s vested interest in the Participant’s benefits under the Plan to such spouse or former spouse to the extent necessary to fulfill such domestic relations order, provided that such distribution is in accordance with the requirements of Code Section 409A.

10.10Employment Not Guaranteed. Nothing contained in the Plan nor any action taken hereunder shall be construed as a contract of employment or as giving any Participant any right to continue the provision of services in any capacity whatsoever to the Company.

10.11No Guarantee of Tax Consequences. The Company and Committee make no commitment or guarantee to any Participant that any federal, state or local tax treatment will apply or be available to any person eligible for benefits under the Plan and assume no liability whatsoever for the tax consequences to any Participant.

10.12Successors of the Company. The rights and obligations of the Company under the Plan shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company.

10.13Notice. Any notice or filing required or permitted to be given to the Company or the Participant under this Agreement shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, in the case of the Company, to the principal office of the Company, directed to the attention of the Committee, and in the case of the Participant, to the last known address of the Participant indicated on the employment records of the Company. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Notices to the Company may be permitted by electronic communication according to specifications established by the Committee.

10.14Headings. Headings and subheadings in this Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof.

10.15Gender, Singular and Plural. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require. As the context may require, the singular may be read as the plural and the plural as the singular.

10.16Governing Law. The provisions of this Plan shall be construed and interpreted in accordance with the internal laws of the State of Indiana without regard to its conflicts of law principles.

10.17Entire Agreement. Unless specifically indicated otherwise, this Plan supersedes any and all prior communications, understandings, arrangements or agreements between the parties, including the Company, the Board, the Committee and any and all Participants, whether written, oral, express or implied relating thereto.

10.18Binding Arbitration. Any claim, dispute or other matter in question of any kind relating to this Plan which is not resolved by the claims procedures under this Plan shall be settled by arbitration in accordance with the applicable employment dispute resolution rules of the American Arbitration Association. Notice of demand for arbitration shall be made in writing to the opposing party and to the American Arbitration Association within a reasonable time after the claim, dispute or other matter in question has arisen. In no event shall a demand for arbitration be made after the date when the applicable statute of limitations would bar the institution of a legal or equitable proceeding based on such claim, dispute or other matter in question. The decision of the arbitrators shall be final and may be enforced in any court of competent jurisdiction. The arbitrators may award reasonable fees and expenses to the prevailing party in any dispute hereunder and shall award reasonable fees and expenses in the event that the arbitrators find that the losing party acted in bad faith or with intent to harass, hinder or delay the prevailing party in the exercise of its rights in connection with the matter under dispute.
[Signature Page Follows]

IN WITNESS WHEREOF, the Board of Directors of the Company has approved the adoption of this Plan as of the Effective Date and has caused the Plan to be executed by its duly authorized representative this 17th day of November, 2016.

CNO FINANCIAL GROUP, INC.

By:	/s/ Edward J. Bonach
Name:	Edward J. Bonach
Title:	Chief Executive Officer

[Signature Page to Directors Deferred Compensation Plan]